Exhibit 99.1

Moleculin to Report First Quarter 2024 Financial Results on May 10, 2024 and Host Conference Call and Webcast

HOUSTON, May 8, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced that it will report its financial results for the quarter ended March 31, 2024, on Friday May 10, 2024. Moleculin management will host a conference call and live audio webcast to discuss the operational and financial results at 8:30 AM ET on Monday, May 13, 2024.

Interested participants and investors may access the conference call by dialing (877) 407-0832 (domestic) or (201) 689-8433 (international) and referencing the Moleculin Biotech Conference Call. The live audio webcast will be accessible on the Events page of the Investors section of the Moleculin website, moleculin.com, and will be archived for 90 days.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases. All interim and preliminary data discussed above is subject to change.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com